Exhibit 10.11

__________, 2018

Re: Offer to Join the Board of Directors of Fuqin Fintech Ltd.

Dear _______:

I am pleased to extend you an offer to join the Board of Directors (the “Board”) of Fuqin Fintech Ltd. (“Fuqin”). Your appointment to the Board is subject to the approval of Fuqin’s Board of Directors, and the following outlines certain of your responsibilities as a member of the Board, which responsibilities will commence at the Board meeting held in _______, 2018, or as soon thereafter as Board of Director approval is obtained:

●	Generally: You shall have all responsibilities of a Director of the Company imposed by US Securities law or equivalent applicable law, the Certificate of Incorporation, as may be amended from time to time, and Bylaws, as may be amended from time to time, of Fuqin Fintech Ltd. These responsibilities shall include, but shall not be limited to, the following:

●	Attendance: Use best efforts to attend scheduled meetings of the Board;

●	Act as a Fiduciary: Represent the shareholders and the interests of Fuqin Fintech Ltd. as a fiduciary;

●	Participation: Participate as a full voting member of the Board in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance; and

As a member of the Board, you agree to execute an acknowledgement in the form attached hereto. In addition, upon your joining the Board, Fuqin Fintech Ltd. will enter into a customary indemnification agreement with you.

In consideration for your joining the Board, the Company will grant to you cash compensation of $30,000 USD per annum including travel reimbursement with the appropriate receipts, paid in arrears, upon the completion of the Company’s initial public offering.

I trust that this offer is satisfactory to you and look forward to you joining the Company as a member of the Board. Please indicate your acceptance of this offer by signing below and returning one copy of this offer to me by _______, 2018. By signing below you acknowledge that you have read this agreement and fully understand the nature and effect of it and the terms contained herein and that the said terms are fair and reasonable and correctly set out your understanding and intention.

I look forward to having you on board with Fuqin Fintech Ltd. and trust your relationship with Fuqin Fintech Ltd. will be challenging and exciting.

Yours very truly,

Xingliang Li
President and Chief Executive Officer
Fuqin Fintech Ltd.

I, _________, accept the offer as stated above.

Signature:	/s/
Date: _________, 2018